Exhibit 10.1

FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED
1993 STOCK OPTION PLAN FOR
NON-EMPLOYEE DIRECTORS OF ICO, INC.

WHEREAS, ICO, Inc. (“ICO”) has heretofore adopted and maintains the Third Amended and Restated 1993 Stock Option Plan for Non-Employee Directors of ICO, Inc. (the “Plan”) for the benefit of the non-employee directors of ICO.

WHEREAS, ICO desires to amend the Plan;

NOW, THEREFORE, ICO does hereby amend the Plan as follows, effective as of November 18, 2005, provided that within 12 months thereafter, this Amendment to the Plan is approved by the holders of a majority of the shares of ICO’s stock represented at a meeting of the shareholders at which a quorum is present:

1. Section 2(c) of the Plan shall be deleted and the following shall be substituted therefor:

“(c) “Date of Grant” shall mean the date on which an Option is granted to an Eligible Person pursuant to Section 4(a) or 4(b) hereof.”

2. Section 4 of the Plan shall be deleted and the following shall be substituted therefor:

“4. Grant of Options.

(a)	Automatic Grants.

(i)	Unless otherwise provided by the Committee, Options shall automatically be granted to Eligible Persons as provided in this Section 4(a).

(ii)
The Options automatically granted to Directors under this Section 4(a) shall be in addition to regular Director’s fees or other benefits with respect to the Director’s position with the Company or its subsidiaries.

(iii)	Options granted under this Section 4(a) shall be automatically granted as follows:

(A)
each Director who is an Eligible Person on the first business day after the date of the 1999 Annual Meeting of Shareholders of the Company, on that date shall automatically receive an Option for FIVE THOUSAND (5,000) Shares, such date being the Date of Grant of such Option;

(B)
each Director who is an Eligible Person on the first business day after the date of each subsequent Annual Meeting of Shareholders of the Company, commencing with the Annual Meeting of Shareholders held in 2000, on that date shall automatically receive an Option for FIVE THOUSAND (5,000) Shares, such date being the Date of Grant of such Option; and

(C)
each Eligible Person who is elected a Director by the Company’s Shareholders or the Board of Directors (not previously being a Director) on a date other than the date of the Annual Meeting of Shareholders of the Company shall be granted an Option for FIVE THOUSAND (5,000) Shares on the date of such Eligible Person’s election as a Director, such date being the Date of Grant for such Option.

(iv)	Any Option that may be granted pursuant to this Section 4(a) shall vest and may be exercised six months and one day after the Date of Grant.”

(b)
Discretionary Grants. The Committee, in its discretion, may from time to time grant Options to one or more Eligible Persons on such terms and conditions as determined by the Committee on or after the Date of Grant, including but not limited to provisions regarding vesting and exercise. Options may be granted to the same Eligible Person on more than one occasion. Options granted under this Section 4(b) may be granted to an Eligible Person even if the Eligible Person receives an automatic grant of Options under Section 4(a).

(c)
Option Agreement. Each Option shall be evidenced by an option agreement (an “Option Agreement”) and shall contain such terms that are not inconsistent with the Plan or any applicable law. Any person who files with the Board, in a form satisfactory to the Board, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under the Plan for the duration of such waiver.

(d)	Director Rights. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to continue to serve as a Director.”

3. Section 5 of the Plan shall be deleted and the following shall be substituted therefor:

5.  Option Price.The option price per Share of any automatic grant of Options under Section 4(a) shall be one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant. The option price per Share of any discretionary grant of Options under Section 4(b) shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

4. Section 7 of the Plan shall be deleted and the following shall be substituted therefore:

               7.   Termination of Option Period.
(a) Termination of Options granted under Section 4(a). The unexercised portion of any automatic grant of Options under Section 4(a) shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i) thirty (30) days after the date that an Optionee ceases to be a Director regardless of the reason therefor other than as a result of such termination by death of the Optionee;

(ii)  one year after the date that an Optionee ceases to be a Director by reason of death of the Optionee, or six months after the Optionee shall die if that shall occur during the thirty-day period described in Subsection 7(i); or

(iii) the tenth (10th) anniversary of the Date of Grant of the Option.

(b) Termination of Options granted under Section 4(b). The unexercised portion of any discretionary grant of Options under Section 4(b) shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i) the termination date specified in the Option Agreement; however, if no termination date is specified in the Option Agreement, the earlier of (A) thirty (30) days after the date that an Optionee ceases to be a Director regardless of the reason therefor other than as a result of such termination by death of the Optionee, or (B) one year after the date that an Optionee ceases to be a Director by reason of death of the Optionee; or

(ii)  the tenth (10th) anniversary of the Date of Grant of the Option.

5. As amended hereby, the Plan is specifically ratified and reaffirmed.